Exhibit 21.1

Subsidiaries of the registrant

InfoSpace Sales LLC, a Delaware limited liability company

GSM Information Network B.V. (GIN), a Netherlands Corporation

Moviso LLC, a Delaware limited liability company

InfoSpace Europe Limited, a United Kingdom company

InfoSpace Mobile, Inc., a California Corporation

IOMO Limited, a United Kingdom company

InfoSpace Germany GmbH, a German company